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                                                                  EXHIBIT 4.3
                                                                  -----------


                             SEGUE SOFTWARE, INC.

             AMENDMENT TO AMENDED AND RESTATED 1996 INCENTIVE AND
                        NON-QUALIFIED STOCK OPTION PLAN


     The following amendment to the Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan of Segue Software, Inc. (the "Company"), was adopted by the Board of Directors of the Company on February 25, 1998 and approved by the Stockholders of the Company at the 1998 Annual Meeting of Stockholders held on June 5, 1998:

     VOTED:   To amend Paragraph 3 of the Amended and Restated 1996 Incentive
     -----    and Non-Qualified Stock Option Plan to increase the number of
              Shares subject to the Plan as to which Options may be granted from time to time from 3,000,000 to 3,250,000, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 16 of the Plan.